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                                                                  EXHIBIT 10.99

                     TAX ALLOCATION AND INDEMNITY AGREEMENT


        This TAX ALLOCATION AND INDEMNITY AGREEMENT, effective as of January 1, 1998 (the "Effective Date"), is made by and between COLLAGEN CORPORATION, a Delaware corporation ("Collagen"), and COHESION TECHNOLOGIES, INC., a Delaware corporation formerly known as Collagen Technologies, Inc. ("Technologies").

                                    RECITALS

        1. Collagen is the common parent of the Collagen Affiliated Group, and Collagen and various of its direct and indirect subsidiaries are members of the Collagen Unitary Group (as those terms are defined below);

        2. As of January 1, 1998, Collagen will contribute assets constituting its Technologies operating group to Technologies in exchange for all of Technologies' capital stock and Technologies thereby will become a member of the Collagen Affiliated Group and Collagen Unitary Group;

        3. Collagen intends to distribute its Technologies stock to its stockholders in a transaction intended to qualify for nonrecognition of gain under Section 355 of the Code, at which time Technologies would no longer be a member of the Collagen Affiliated Group and the Collagen Unitary Group; and

        4. Collagen, on behalf of itself and the members of the Collagen Subgroup, and Technologies, on behalf of itself and the members of the Technologies Subgroup (as those terms are defined below), intend in this Agreement to provide for the allocation among themselves of Tax liabilities during the period that Technologies and the other members of the Technologies Subgroup are members of the Collagen Affiliated Group and the Collagen Unitary Group; reimbursement for payment of Tax liabilities and use of Tax benefits arising during that period; indemnification and procedures for audits and contests with respect to subsequent adjustments of such Tax liabilities; and cooperation in filing of returns and other matters relating to Taxes;

        NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        Except as otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Separation and Distribution Agreement dated as of January 1, 1998, between Collagen and Technologies (the "Separation Agreement"). In addition, for the purposes of this Agreement, the capitalized terms set forth below shall have the meanings set forth in this Article I:

        1.1 "Affiliated Period" means the period during which Technologies or any other member of the Technologies Subgroup is a member of the Collagen Affiliated Group and/or the Collagen Unitary Group.



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        1.2 "Agreement" means this Tax Allocation and Indemnity Agreement, as amended from time to time.

        1.3 "Collagen Affiliated Group" means the affiliated group of corporations (within the meaning of Section 1504 of the Code) of which Collagen is the common parent.

        1.4 "Collagen Subgroup" means Collagen and all other corporations included in the Collagen Affiliated Group and/or the Collagen Unitary Group other than Technologies and other corporations included in the Technologies Subgroup.

        1.5 "Collagen Unitary Group" means any group of corporations including Collagen filing or required to file any Combined Return.

        1.6 "Combined Return" means any state, local or, if applicable, foreign income, franchise or similar tax return which has been or will be filed by any Collagen Subgroup member or Technologies Subgroup member on a basis which reports Taxes for two or more members of such subgroup using combined, consolidated or unitary business tax reporting principles.

        1.7 "Consolidated Return" means a consolidated U.S. federal income tax return filed by or on behalf of an affiliated group of corporations within the meaning of Section 1504 of the Code.

        1.8 "Final Determination" means, with respect to any liability for Taxes for any period, (a) a final, unappealable decision by a court of competent jurisdiction, (b) the expiration of applicable statutes of limitations on assessment of Taxes or filing of claims for refund, (c) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS of an offer in compromise pursuant to section 7122 of the Code (or similar agreements with tax authorities entered into under applicable state, local or foreign tax law), (d) a binding agreement without reservation on IRS Form 870-AD or a comparable agreement form under the laws of any other taxing jurisdiction or (e) any other final, irrevocable and unappealable determination of Taxes for such period.

        1.9 "IRS" means the United States Internal Revenue Service or any successor thereto.

        1.10 "Ruling Request" means a request submitted to the IRS for a ruling that the Distribution meets the requirements for nonrecognition of gain or loss under Section 355 of the Code.

        1.11 "Tax" or "Taxes" means any or all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes,



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environmental taxes, transfer taxes, and other governmental charges or obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

        1.12 "Technologies Subgroup" means Technologies and all of its direct and indirect subsidiaries, whether currently or hereafter existing, which would be included in an affiliated group of corporations (within the meaning of section 1504 (a) of the Code) and/or combined, consolidated or unitary state or other tax filing groups of corporations of which Technologies would be the ultimate parent corporation if Technologies were not a member of the Collagen Affiliated Group or Collagen Unitary Group, respectively.

                                   ARTICLE II
                                FILING OF RETURNS

        2.1    Consolidated Returns and Combined Returns.

               (a) Collagen shall have exclusive authority and responsibility to prepare and file Consolidated Returns and Combined Returns on behalf of the Collagen Affiliated Group and Collagen Unitary Group, respectively (as well as any other documents, statements or elections required to be filed or included with such Consolidated Returns or Combined Returns), for all taxable years (or portions thereof) included in the Affiliated Period. Collagen shall have sole authority and discretion to determine (i) the manner in which such Consolidated Returns and Combined Returns (and related documents) shall be prepared and filed, including without limitation the manner in which any item of income, gain, loss, deduction or credit included in such returns shall be reported and the corporations appropriately included in the Collagen Unitary Group filing a Combined Return, (ii) whether any extensions of time to file a Consolidated Return or Combined Return shall be requested, and (iii) the elections that will be made in such returns on behalf of the Collagen Affiliated Group, the Collagen Unitary Group or any members thereof (including members of the Technologies Subgroup).

               (b) Technologies and each member of the Technologies Subgroup hereby irrevocably appoint Collagen as their agent and attorney-in-fact to take such actions (including the execution of documents on behalf of Technologies or any other member of the Technologies Subgroup) as may be appropriate to effectuate the filing of such Consolidated Returns and Combined Returns. Technologies and each Technologies Subgroup member agree to file such consents, elections and other documents, provide information as requested by Collagen and otherwise cooperate with Collagen as necessary to carry out the purpose of this section.

               (c) Collagen shall be liable, and shall indemnify Technologies and each other member of the Technologies Subgroup, for any penalties or other damages attributable to the failure of Collagen to make timely filings of Consolidated Returns or Combined Returns for the Affiliated Period or full and timely payment of all amounts shown to be due thereon, provided that Technologies and the Technologies Subgroup members have complied with their obligations to make Tax payments to, provide information to, and otherwise cooperate on a timely basis with Collagen as provided under the provisions of this Agreement.


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        2.2    Other Returns.

               (a) Except as otherwise provided herein or as the parties hereto may otherwise agree, Technologies shall have exclusive authority and responsibility to prepare and file all tax returns by or on behalf of it and any member of the Technologies Subgroup, other than Consolidated Returns and Combined Returns subject to the provisions of Section 2.1. Collagen shall provide (and shall cause each Collagen Subgroup member and their representatives to provide) reasonable access to books, records, returns and other information to the extent necessary to permit Technologies timely to prepare and file such tax returns and shall otherwise cooperate as reasonably requested by Technologies in connection with the preparation and filing of such returns.

               (b) Technologies shall be liable, and shall indemnify Collagen and each other member of the Collagen Subgroup, for any penalties or other damages attributable to the failure of Technologies to make timely filings of tax returns for which it is responsible under this Section 2.2 or full and timely payment of amounts shown to be due thereon, provided that Collagen and the Collagen Subgroup members have complied with their obligations to provide information and otherwise cooperate as provided hereunder.

                                   ARTICLE III
                       ALLOCATION OF LIABILITIES FOR TAXES

        3.1 Federal Income Taxes for Periods Commencing on and after the Effective Date.

               (a) For each taxable period commencing on or after the Effective Date in which Technologies and any other members of the Technologies Subgroup are included in the Collagen Affiliated Group, the Technologies Subgroup shall be allocated and Technologies shall pay to Collagen the Technologies Subgroup's federal income Tax liability, if any (including any alternative minimum tax or environmental tax), as determined under this Section 3.1. Such federal Tax liability shall equal the hypothetical separate return tax liability of such subgroup, as determined in accordance with the provisions of Treasury Regulations Section 1.1552-1(a)(2)(ii) (treating references to a "member" therein as references to the Technologies Subgroup, and including the adjustments under clauses (a) - (i) thereof) as if the Technologies Subgroup had filed a separate consolidated federal income tax return. If the Technologies Subgroup's federal Tax liability as so determined is zero, then Collagen shall pay to Technologies the excess, if any, of the Collagen Subgroup's federal income Tax liability, determined as if the Collagen Subgroup had filed a separate consolidated federal income tax return for such taxable period or portion thereof (and any taxable year of the Collagen Subgroup to which a net operating loss or other tax item of the Technologies Subgroup is carried) under the same principles as set forth in the preceding sentence, over the actual federal income Tax liability of the Collagen Affiliated Group for such taxable period or portion thereof (or such year to which such item is carried).

               (b) For purposes of determining allocation of Tax liabilities and payment obligations for tax periods commencing on or after the Effective Date,
(i) except as provided in subsection (c) below, any Taxes attributable to the formation and capitalization of Technologies or the Distribution being treated as taxable events to Collagen shall be allocated to the Collagen



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Subgroup, (ii) any Taxes attributable to the restoration of an excess loss account or intercompany gain in connection with the Distribution or other event causing termination of membership by Technologies and other members of the Technologies Subgroup in the Collagen Affiliated Group shall be allocated to whichever subgroup includes the corporation required to restore such item under applicable Treasury Regulations pursuant to Section 1502 of the Code, (iii) the benefit of the graduated Tax rates provided under Section 11 of the Code and any alternative minimum tax exemption amount under Section 55 of the Code shall be allocated to the Technologies Subgroup in proportion to the ratio of the Technologies Subgroup's federal Tax liability to the total federal Tax liability of the Collagen Affiliated Group (computed without regard to such benefit), and
(iv) items not otherwise specifically addressed hereunder shall be allocated between the Technologies Subgroup and the Collagen Subgroup in such manner that reasonably reflects the provisions and purposes of this Agreement.

               (c) Notwithstanding subsection (b)(ii) above, Technologies shall be allocated, and shall indemnify and hold harmless Collagen and each member of the Collagen Subgroup from, any Taxes attributable to the Distribution being treated as a taxable event to Collagen if and to the extent that such Taxes result from any of the following: (i) within two years after the date of the Distribution (or within any period of time following the Distribution if a plan to do any of the following existed at or before the time of the Distribution),
(A) capital stock representing a 50 percent or greater interest of Technologies or any member of the Technologies Subgroup is acquired in a transaction described in Section 355(e)(2) of the Code, (B) Technologies has voluntarily ceased to engage in the active conduct of a trade or business within the meaning of Section 355(b)(2) of the Code, (C) Technologies or any member of the Technologies Subgroup makes a material sale, exchange, distribution or other disposition of assets or capital stock to a transferee that is not a member of the Technologies Subgroup (other than transfers or distributions in the ordinary course of business, issuances by Technologies of its own stock following the Distribution in aggregate amounts less than 50% of Technologies' outstanding capital stock immediately following the Distribution, or transactions disclosed in the Ruling Request), and (D) Technologies makes any repurchases of its capital stock (other than repurchases in connection with employee benefit plans permitted under Revenue Procedure 91-63), unless Technologies obtains a supplemental ruling from the IRS (or opinion of counsel reasonable satisfactory to Collagen in lieu of such supplemental ruling) that any transaction described in (A), (B), (C) or (D) would not cause the Distribution to fail to qualify for nonrecognition of gain under Section 355 of the Code; (ii) a failure by Technologies or any member of the Technologies Subgroup to comply in all material respects with each written representation and statement regarding Technologies or a member of the Technologies Subgroup made in the Ruling Request or in a certificate to counsel in connection with such counsel's issuance of an opinion that the Distribution will qualify for nonrecognition of gain under
Section 355 of the Code, or (iii) any untrue or misleading statement of a material fact contained in the Ruling Request (or certificate provided to counsel) regarding Technologies or a member of the Technologies Subgroup, provided in the case of clauses (ii) and (iii) that an authorized representative of Technologies reviewed and approved inclusion of the statement or representation in the Ruling Request (or certificate).

               (d) The Technologies Subgroup's federal Tax liability for the taxable year during or with which the Affiliated Period ends shall be determined in accordance with the



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provisions of Treasury Regulations Section 1.1502-76(b)(2) by closing the books of Technologies and the Technologies Subgroup members as of the end of the last day of the Affiliated Period and taking into account only items accruing during the portion of the taxable year ending on such date in computing such liability. Items shall not be pro-rated in accordance with clauses (ii) or (iii) of such section of the treasury regulations except to the extent Collagen in its discretion determines that it is impracticable to allocate particular items in accordance with the preceding sentence.

               (e) The parties acknowledge that the allocation of federal Tax liability provided for by this Section 3.1 is for purposes of determining the parties' actual payment obligations to each other with respect to Taxes of the Collagen Affiliated Group for the Affiliated Period and not for purposes of computing earnings and profits pursuant to Section 1552 of the Code and recognize that such allocation may differ from the allocation provided by
Section 1552 for earnings and profits purposes.

        3.2 State Income and Franchise Taxes for Periods Commencing on or after the Effective Date.

               (a) For each taxable period commencing on or after the Effective Date for which Technologies and/or any other members of the Technologies Subgroup are included in any Combined Return filed by the Collagen Unitary Group, the Technologies Subgroup shall be allocated and Technologies shall pay to Collagen the state income Tax liability of Technologies and/or such other Technologies Subgroup members that are so included, as determined under this
Section 3.2. Such state income Tax liability shall equal the hypothetical state income tax liability of the Technologies Subgroup members so included, computed as if they filed a Combined Return (or if only one such member is so included, a separate state income or franchise tax return) including only such included member(s). To the extent that the same or analogous federal consolidated reporting principles as are referred to in Section 3.1 apply for purposes of filing such Combined Returns, then such principles shall also apply for purposes of determining the Technologies Subgroup's state Tax liability in respect of any Combined Return of the Collagen Unitary Group. If the state income Tax liability of the Technologies Subgroup as so determined is zero, then Collagen shall pay to Technologies the excess, if any, of the Collagen Subgroup's state income Tax liability, determined as if the Collagen Subgroup had filed a separate Combined Return not including any Technologies Subgroup members, over the actual state income Tax liability of the Collagen Unitary Group. Collagen shall have the discretion to make determinations of each subgroup's liability for Taxes under this Section 3.2(a) in any manner that is reasonable in light of the applicable state and local Tax reporting principles and the purposes of this Agreement.

               (b) Technologies shall be responsible for payment of any state Taxes due from it or any members of the Technologies Subgroup, and Collagen shall be responsible for payment of any state Taxes due from Collagen or any members of the Collagen Subgroup, in connection with state income or franchise tax returns that are not Combined Returns.

        3.3 Other Taxes for Periods Commencing on or after the Effective Date. Any Taxes for taxable periods commencing on or after the Effective Date, other than Taxes allocated under Sections 3.1 and 3.2, shall be the responsibility of the party incurring such Tax under applicable



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law. Notwithstanding the foregoing, in the event that the applicable law of any foreign taxing jurisdiction provides for filing of Combined Returns including one or more members of each of the Technologies Subgroup and the Collagen Subgroup, then principles similar to those set forth above in Section 3.2(a) shall be applied for purposes of determining an appropriate allocation of Taxes required to be reported with such Combined Returns.

        3.4 Deficiencies for Collagen Taxes Arising before the Effective Date. Any deficiencies for Taxes of Collagen or any member of the Collagen Affiliated Group or Collagen Unitary Group attributable to transactions or events arising before the Effective Date shall be allocated 100% to Collagen, and Collagen shall indemnify and hold harmless Technologies and the members of the Technologies Subgroup for any such deficiencies.

                                   ARTICLE IV
                      PAYMENT AND INDEMNIFICATION OF TAXES

        4.1 Estimated Tax Payments. Collagen shall have the right to assess Technologies for the Technologies Subgroup's share of any estimated Tax payment liability incurred by the Collagen Affiliated Group or the Collagen Unitary Group for any taxable year (or portion thereof) included in the Affiliated Period, as determined by Collagen in its reasonable discretion applying the principles of Sections 3.1 and 3.2. For this purpose, Technologies' share of each such estimated Tax payment liability shall not exceed the Collagen Affiliated Group's or Collagen Unitary Group's actual estimated Tax payment liability for the relevant period and Collagen shall have no obligation to make any payment to Technologies. Collagen shall provide Technologies with notice of its estimated Tax payment obligation hereunder at least five days prior to the due date thereof as specified in such notice, together with a summary of the basis for the calculation of such obligation, and Technologies shall pay the amount owed no later than such due date. Any payments made by Technologies under this Section 4.1 shall be credited against the final Tax payment obligations due for the entire taxable year (or portion thereof) under Section 4.2.

        4.2 Final Tax Payments. As soon as practicable after the end of each taxable year (or portion thereof) included in the Affiliated Period, but in no event later than 30 days prior to the due date (including extensions) for filing the applicable Consolidated Return or Combined Return therefor, Collagen shall prepare and submit to Technologies a statement setting forth the final amount determined by Collagen to be due from Technologies or Collagen, as the case may be, in accordance with the provisions of Sections 3.1 and 3.2, taking into account any amounts credited to Technologies under Section 4.1. Such statement shall include sufficient supporting information to show the basis for the amount determined. Unless Technologies objects to the amount determined, such amount shall be paid no later than five days thereafter. In the event of a dispute, such dispute shall be resolved by a nationally recognized independent accounting firm selected by Collagen and approved by Technologies, which approval shall not be unreasonably withheld.

        4.3 Indemnification. Provided that Technologies has made the payments to Collagen required under this Agreement, Collagen shall be responsible for, shall protect, indemnify and hold harmless Technologies and each Technologies Subgroup member from, and shall be entitled to any refunds of (i) any Taxes imposed on the Collagen Affiliated Group or the Collagen Unitary



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Group (or any member thereof), including without limitation any obligation to contribute to the payment of any such Taxes (other than as provided in this Agreement) and any liability arising from the several liability for Taxes of an affiliated group under Treasury Regulations Section 1.1502-6 or any analogous provisions of other applicable law, and (ii) any other Taxes imposed on Collagen or any member of the Collagen Subgroup arising before, during or after the Affiliated Period. Except as provided in the preceding sentence, Technologies shall be responsible for, shall protect, indemnify and hold harmless Collagen and each Collagen Subgroup member from, and shall be entitled to any refunds of, Taxes imposed on the Technologies Subgroup or any member thereof.

                                    ARTICLE V
                             SUBSEQUENT ADJUSTMENTS

        5.1 Subsequent Adjustments. In the event that a Final Determination adjusts any items of income, gain, loss, deduction or credit of the Collagen Affiliated Group, the Collagen Unitary Group or any member thereof for any taxable year (or portion thereof) included in the Affiliated Period, then the payment obligations under Article III of this Agreement shall be redetermined to reflect such adjustments and Collagen shall pay Technologies or Technologies shall pay Collagen, as the case may be, the difference between the amounts owed under such section as so adjusted and the amounts owed as originally determined, together with an appropriate share of any interest actually due or received in respect of such adjustment. Any payment required pursuant to this Article V shall be made promptly after the occurrence of such Final Determination.

                                   ARTICLE VI
                                  CONTROVERSIES

        6.1 Taxes of Collagen Affiliated Group or Unitary Group. Subject to the remaining provisions of this Section 6.1, Collagen shall have authority to represent Technologies and each Technologies Subgroup member in any audit, examination or other controversy before the IRS or any other governmental authority or court regarding the Taxes of the Collagen Affiliated Group or Collagen Unitary Group for all taxable years or portions thereof included in or prior to the Affiliated Period. Technologies shall be permitted, on behalf of itself any the members of the Technologies Subgroup, to consult with Collagen and participate in the conduct of such controversies to the extent the controversies relate to items of the Technologies Subgroup or items for which Technologies is or may be obligated to indemnify Collagen or a member of the Collagen Subgroup hereunder, and Collagen shall not enter into any settlement of such items without the prior written consent of Technologies. Collagen shall timely notify Technologies of any controversy relating to Tax items of Technologies or any other member of the Technologies Subgroup (or items for which Technologies may otherwise be required to indemnify Collagen or a Collagen Subgroup members hereunder) and promptly provide Technologies with copies of all correspondence relating to such controversy.

        6.2 Other Taxes. Except as the parties may otherwise agree, each of Collagen and Technologies shall have exclusive authority to represent itself and its respective subgroup



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members in any controversies relating to Taxes of its respective subgroup (or any members thereof), other than Taxes referred to in Section 6.1.

        6.3 Cooperation. Collagen and Technologies shall cooperate with each other, and shall cause their respective subgroup members and representatives also to cooperate, in the conduct of any controversy relating to Taxes. Such cooperation shall include, without limitation, (a) execution of powers of attorney or other documents, making elections, filing claims for refund, and receiving funds, and (b) making available to the other party, during normal business hours and on reasonable terms, all books, records (including, but not limited to, workpapers and schedules), information and employees reasonably requested and necessary or useful in connection with such controversy.

        6.4 Records. Collagen and Technologies agree that all records, including but not limited to, tax returns, supporting schedules, workpapers, correspondence and other documents within their possession or the possession of the members of their respective subgroups and relating to Taxes arising during the Affiliated Period, shall be retained for as long as such records may be material to the determination of liabilities or refunds of such Taxes and shall be made reasonably available to the other party upon request during normal business hours for inspection and copying. Prior to destroying any such records, the party in possession thereof shall notify the other of such intent and shall offer to deliver such records to the other.

                                   ARTICLE VII
                                   CARRYBACKS

        7.1 Carrybacks. If any deduction, loss, or credit of Technologies or any other member of the Technologies Subgroup arising in a period after the Affiliated Period is carried back to a Consolidated Return or Combined Return of the Collagen Affiliated Group or Collagen Combined Group for a taxable year (or portion thereof) occurring during the Affiliated Period, Collagen shall pay Technologies the amount of any reduction of Taxes actually realized by the Collagen Affiliated Group or Collagen Combined Group (or any member thereof) as a result of such carryback, as determined by Collagen in its sole discretion. Technologies shall be entitled to determine whether or not to waive the right to carry back such item.

                                  ARTICLE VIII
                                  MISCELLANEOUS

        This Agreement shall be subject to and incorporate the terms and provisions contained in Article X of the Separation Agreement to the extent applicable.



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        IN WITNESS WHEREOF, the parties hereto have caused this Tax Allocation
Agreement to be executed by their duly authorized representatives.

                                     COLLAGEN CORPORATION



                                     By:  /s/ GARY S. PETERSMEYER
                                        ----------------------------------------

                                     Name:  Gary S. Petersmeyer
                                          --------------------------------------

                                     Title:  President and CEO
                                           -------------------------------------



                                     COHESION TECHNOLOGIES, INC.


                                     By:  /s/ DAVID FOSTER
                                        ----------------------------------------

                                     Name:  David Foster
                                          --------------------------------------

                                     Title:  CEO
                                           -------------------------------------


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